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Contact:          Thomas W. Zaucha, CEO
                  Northstar Health Services, Inc.
                  (412) 465-3200

                  Tracey L. Missien, Director of Marketing
                  Northstar Health Services, Inc.
                  (412) 465-3710

                                                           For Immediate Release

                    Northstar Health Announces New Officers;
                 Signs Forbearance Agreement with Senior Lender

Indiana, PA -- August 19, 1997 -- Northstar Health Services, Inc. (NSTR: OTCBB) today announced that it has appointed three key executives to its management team.

Frank J. Spramelli, 51, currently Vice President for Development of Three Rivers Health Plan, a Pittsburgh HMO, will be joining Northstar in September as its Executive Vice President and Chief Administrative Officer. Mr. Spramelli previously served as President and Chief Executive Officer of Philipsburg Area Hospital. He holds a Masters degree in Public Administration from Shippensburg University.

Lisa S. Guarino, 38, currently serving as financial consultant to Northstar, has agreed to resume her former duties effective September 1, as Northstar's Chief Financial Officer. Ms. Guarino is a Certified Public Accountant and holds an MBA from Indiana University of Pennsylvania. Ms. Guarino served as Chief Financial Officer of Northstar from November 1995 to September 1996 and had previously served as Controller and CFO of Keystone Rehabilitation Systems, Inc. since October 1986. Her auditing experience was obtained through Arthur Andersen LLP from 1980 to 1983.

Michael J. Fournier, OTR/L, 32, has been named President of the Company's long term care subsidiary, Keystone Rehabilitation Management. Mr. Fournier, employed as an occupational therapist by Keystone Rehabilitation Systems, Inc. for six years, most recently was Facility Director of the Indiana, PA outpatient facility and a practicing clinician in several of the company's long term care contract locations.

Commenting on these appointments, Thomas W. Zaucha, Chairman and CEO of Northstar said, "These executives will bring new expertise, experience and energy to Northstar. They will give our management team the depth and resources we need to serve our therapists in the field, and to manage our responsibilities in both the communities we serve and in the financial community."

The Company also announced that it has entered into a Forbearance Agreement with its senior lender and largest creditor, IBJ Schroder Bank & Trust Company, pursuant to which the bank has agreed not to enforce its rights under its credit agreement with the Company through August 31, 1997, subject to extension in the sole discretion of the bank. The Company has been in default of its obligations under the credit agreement since its discovery, early in 1996, of certain accounting

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irregularities  but, as part of the Forbearance  Agreement,  the Bank has waived its right to default interest during the period covered thereby.

Thomas Zaucha further added, "With this agreement, Northstar has taken an important step toward normalization of its financial affairs. We hope it will lead to a permanent reconfiguration of Northstar's entire capital structure, including new cash infusions, as well as a reshaping of existing debt."

In recent weeks, Northstar has also announced the final resolution of its recent contest for corporate control, as well as a global settlement, subject to final confirmation, of the shareholder litigation against it that began in 1996. Mr. Zaucha noted, "A bleak and difficult period in this company's history is now drawing to a close. Challenges lie ahead, but today we know that we are on the road back to health."

Northstar Health Services, Inc. is a leading regional provider of physical rehabilitation, mobile diagnostic testing and contracted long term care services as outpatient rehabilitation clinics and by contract to other healthcare facilities in Pennsylvania, Ohio and West Virginia.